SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, DC 20549
           ____________________________________

                  Amendment 7 to

                    FORM SB-2
               Registration Statement
            Under the Securities Act of 1933
           ____________________________________
                Silver Bow Antique Aviation
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   Nevada                   4581                      91-1939533
(State or other jurisdiction     (Primary Standard                          (I.R.S. Employer
   of incorporation or         Industrial Classification                     Identification
     organization)                    Code Number)                                Number)

   83-888 Ave. 51                                   GKL
 Coachella, CA 92236               1000 East William Street, Suite 204
                                            Carson City, NV 89701
 (Address, and telephone number                          (Name, address and telephone number
  of principal executive offices)                                of agent for service)

                  Copies to:
            Ms. Jody Walker ESQ.
           7841 South Garfield Way
            Littleton, CO 80122
     Phone 303-850-7637 Fax 303-220-9902


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

        CALCULATION OF REGISTRATION FEE
================================================

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED    AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM    REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE     FEE
                                    PER SHARE(1) OFFER PRICE(1)
------------------------------------------------------------------------
Common Stock             486,000    $.15         $72,900      $20.27

(1) Estimated solely for purposes of determining the registration fee.

   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated May 23, 2004
SUBJECT TO COMPLETION

           486,000 common shares
   on behalf of selling security holders

       Silver Bow Antique Aviation


The selling shareholders will sell their common shares at $.15 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

The selling security holder offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2005.

We will not receive any proceeds from the sale of these shares.

We will not be able to commence operations until we sell our aircraft for at least $30,000. This aircraft has been for sale for the past 12 to 15 months.

Our common stock is not currently quoted on any exchange or on the OTC Electronic Bulletin Board.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  TABLE OF CONTENTS


Prospectus summary. . . . . . . . . . . . . . . . . . .. . . . . .   5
Risk factors                                                         6
   -  We have not generated any revenues
   -  Our officers and directors will only devote a limited
        amount of time
   -  Aircraft accidents or incidents may decrease our
        ability to broker charters
   -  Management's inexperience may limit our ability to
        generated revenues

   -  Your vote will not affect the outcome of any shareholder vote

   -  The continued threat of terrorist actions may result
        in less demand for charter flights
   -  We do not have a market for our securities
   -  We do not meet the requirements for our stock to be
        quoted on NASDAQ
   -  The selling shareholders may have liability because of
       their status as underwriters
   -  Our auditors have expressed a going concern issue
Forward Looking Statements                                           8
Use of proceeds                                                      9
Dividend policy                                                      9
Determination of offering price                                      9
Management's discussion and analysis of financial
  Condition and Results of operations.                               9
Business                                                            11
Management                                                          15
Certain Relationships and Related Transactions                      19
Security Ownership of Certain Beneficial
   Owners and Management                                            18
Description of capital stock                                        20
Shares eligible for future sale                                     21
Plan of distribution and selling stockholders                       21
Disclosure of Commission position on indemnification
     for Securities Act liabilities                                 25
Market for common equity and related stockholder matters            25
Experts                                                             25
Legal matters                                                       25
Where you can find more information                                 25

                Prospectus Summary

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Silver Bow Antique Aviation was organized under the laws of the State
of Nevada on April 28, 1994.   Silver Bow was incorporated primarily to
engage in the restoration and maintenance of antique aircraft.

Silver Bow acquired two aircraft from Mr. Dempsey Mork, the majority stockholder; a 1942 Stearman purchased by Mr. Mork in 1994 for $80,000 and a 1979 Piper Lance purchased by Mr. Mork in 1997 for $98,000. Both aircraft were transferred at Mr. Mork's original cost basis. The 1942 Stearman was sold in 2001 for $65,000, less a $5,000 sales commission. The 1979 Piper Lance was sold in July 2003 for a net proceeds of $85,818, which was used to liquidate the original amount of the loan of $98,0000 since no payments had been made on the loan. The recorded loss on the disposition of this aircraft of $12,182 was offset by the income credit gain on the recapture of the accumulated depreciation of $63,021 per the June 30, 2003 Balance Sheet. During the third quarter of 2003, the majority stockholder of Silver Bow, Dempsey Mork, set up a $50,000 Deposit Cash/Advances-New Business Development for the funding of the Aircraft Brokerage/Leasing business that Silver Bow intends to enter.

Specifically funds are needed to develop our web site and to introduce our service to both charter customers and charter operators. The minimum amount needed for this purpose is approximately $30,000.
Silver Bow is a development stage company that intends to match individuals and companies desiring to charter aircraft with aircraft
operators seeking charters.   Our focus will be on brokering flights on
an aircraft flying with no passengers or freight on board.   We operate
in a highly competitive market with low barriers to entry.

We intend to have a web site where prospective charter customers and charter operators can post their needs.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment materials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days
   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commencing after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts

Common stock
outstanding. . . . . . . . . . . . . . .3,190,400

Shares of common stock
to be resold by
selling stockholders . . . . . . . . . .  486,000

Market for our
   common stock.   Our common stock is not quoted
                   on an exchange or on the OTC
                   Bulletin Board.  We can provide
                   no assurance that there will be
                   a market in the future our
                   common stock.   We intend to
                   quote our common shares on the
                   OTC Bulletin Board.

               Summary Financial Data

                                  12 months     12 Months         3 months
                                   audited        audited        unaudited
                                 YE 12/31/03   YE 12/31/02    as of 3/31/04
Total Assets                       $  37,675     $ 41,979       $  34,500

Revenues                                   0            0               0

Expenses                               7,328       30,423           3,175

Net Income/Loss                       (7,328)     (30,423)         (3,175)

Weighted Average number
   of shares outstanding           3,040,400    3,190,400       3,040,400

Net Income (Loss) Per
  Share outstanding                 $ (0.002)     $ (0.01)        $(0.001)

                 Risk Factors

Silver Bow Antique Aviation business is subject to numerous risk factors, including the following.

1.   We have not generated any revenues.   You may lose your entire
investment.

We have a very limited operating history. Since our incorporation we performed only administrative operations to pursue this offering. We have an accumulated deficit of $(202,686) as of March 31, 2004. We have had no material operating revenue to date and expect to incur losses and administrative expenses of at least $4,600 per month in the
near term until we begin sales.   If we cannot generate revenues, you
may lose your entire investment.

2. Our officers and directors will only devote a limited amount of time to Silver Bow. Their divided interest may hinder Silver Bow's ability to generate revenues. You may lose your entire investment.

The officers and directors of Silver Bow Antique Aviation have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve as directors. The officers and directors will devote
only 10% of their time to the business of Silver Bow.   As a result
Silver Bow will not receive the undivided attention of its officers and directors that competing charter brokerage businesses receive.

3. Aircraft accidents or incidents may decrease our ability to broker charters. We may not generate sufficient revenue to commence operations.

Aircraft accident/incidents, especially private jet accidents, could result in customers avoiding the use of private jets, which in turn could cause a significant negative impact on Silver Bows revenue.

4. Management's inexperience may limit our ability to generate revenues. We may never achieve successful operations.

Management has never operated customer/operator matching service for aircraft charter. This lack of experience may result in Silver Bow needing to employ outside experts that have this experience. The additional cost could result in a net operating loss. This lack of experience may also result in company failure.

5. Your vote will not affect the outcome of any shareholder vote since our principal stockholder will retain approximately 80% of our outstanding stock.

Upon the completion of this offering, our principal stockholder, Magellan Capital Corporation will retain approximately 80% of our outstanding stock. For instance, Magellan Capital Corporation would be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant
corporate transactions.   Dempsey Mork, an officer and director of
Silver Bow has a controlling interest in Magellan Capital Corporation

6. The continued threat of terrorist actions may result in less demand for charter flights. Our revenue may be adversely effect and we may never achieve successful operations.

Terrorist actions involving public and private aircraft may have a significant impact on Silver Bow. The result of these actions could be
that individuals and corporation stop using charter aircraft.    In
this event, Silver Bow would be unable to continue operations.

7. We do not have a market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. We cannot assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

8. We do not meet the requirements for our stock to be quoted on NASDAQ and even though we intend to quote our stock on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of Silver Bow Antique Aviation common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Silver Bow Antique Aviation common stock may become subject `to the "penny stock" rules and regulations Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

9.   The selling shareholders may have liability because of their
status as underwriters.   They may sue us if there are any omissions or
misstatements in the registration statement that subject them to civil liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.

10. Our auditor has expressed a going concern issue that notes our need for capital and/or revenues to survive as a business. You may lose your entire investment.

Our auditor has expressed reservations concerning our ability to continue as a going concern. We do not offer any services and have not yet received any revenues and will continue to incur losses. You may lose your entire investment.


           Forward Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of
strategy that involve risks and uncertainties.   We have made the
forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Silver Bow, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Silver Bow, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                 Use of Proceeds

We will not receive any proceeds from the resale of securities by selling stockholders.


                 Dividend Policy

We have never declared or paid any dividends.   In addition, we
anticipate that we will not declare dividends at any time in the foreseeable future.
Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

           Determination of Offering Price

We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute
any offers made by selling stockholders to the investing public.   We
do not currently have a market maker.   If the market maker receives
any bids from public investors, these will be shown to selling
stockholders.   All sales by selling stockholders will have to be
matched by bids from the public.

            Management's Discussion and Analysis of
        Financial Condition and Results of Operations

Silver Bow has not commenced operations and has no working capital. Silver Bow acquired two aircraft from Mr. Dempsey Mork, the majority stockholder; a 1942 Stearman purchased by Mr. Mork in 1994 for $80,000 and a 1979 Piper Lance purchased by Mr. Mork in 1997 for $98,000.
Both aircraft were transferred at Mr. Mork's original cost basis. The 1942 Stearman was sold in 2001 for $65,000, less a $5,000 sales commission. The 1979 Piper Lance was sold in July 2003 for a net proceeds of $85,818, which was used to liquidate the original amount of
the loan of $98,000 since no payments had been made on the loan.   The
recorded loss on the disposition of this aircraft of $12,182 was offset by the income credit gain on the recapture of the accumulated
depreciation of $63,021, per the June 30, 2003 Balance Sheet.   During
the third quarter of 2003, the majority stockholder of Silver Bow, Dempsey Mork, set up a $50,000 Deposit Cash/Advances-New Business Development for the funding of the Aircraft Brokerage/Leasing business that Silver Bow intends to enter.

Capital and Source of Liquidity.
Silver Bow does not expect to purchase any plant or significant equipment.

For the three months ended ended March 31, 2004 and 2003, Silver Bow did not pursue any investing activities.

For the year ended December 31, 2003 and 2002, Silver Bow did not pursue any investing activities.

For the three months ended ended March 31, 2004 and 2003, Silver Bow did not pursue any financing activities.

For the years ended December 31, 2003 and 2002, Silver Bow did not pursue any financing activities.

Results of Operations. For the three months ended March 31, 2004 and 2003, Silver Bow has not received any revenues from operations.

Expenses of $3,175 for the three months ended March 31, 2004 were for the New Business Development Program; for the same 3 month period ended March 31, 2003, expenses of $7,328 for Aircraft Operations, resulting, in a net losses $(3,175) for year 2004, and $(7,328) for year 2003.

The cash expenditures of approximately $3,175 were funded by proceeds from cash advances/loans from Magellan Capital Corporation.

For the year ended December 31, 2003, Silver Bow did not receive any
revenues from operations.   For the year ended December 31, 2003,
Silver Bow had net income of $22,578.   Operating expenses for the year
ended December 31, 2003, Silver Bow were $28,261.   These expenses
consisted of interest expense of $4,900, depreciation of $7,000, aircraft expenses of $2,636, new business development expenses of $6,925 and computer services/software systems of $6,800.
Additionally, Silver Bow had a loss on the sale of the aircraft of $12,182.

For the year ended December 31, 2002, Silver Bow did not receive any
revenues from operations.   For the year ended December 31, 2002,
Silver Bow had net loss of $30,423.     Operating expenses for the year
ended December 31, 2002, Silver Bow were $30,423.   These expenses
consisted of interest expense of $9,800, depreciation of $14,000 and aircraft expenses of $6,623.

Plan of Operations

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the aircraft charter brokerage business. We will encounter various risks in implementing and executing our business strategy. We can provide no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business.

We intend to have a web site where prospective charter customers and charter operators can post their needs.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment materials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days
   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commencing after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts

During the third quarter of year 2003, Silver Bow entered into an agreement with Dempsey Mork, the majority stockholder, whereby a $50,000 deposit of cash would be available for Silver Bow to continue working on their new business development for Aircraft Brokerage and

Leasing.   The usage of this cash deposit began in the third quarter of
2003, starting in July 2003.   The balance remaining in this account at
December 31, 2003 was $37,675 and at March 31, 2004 was $34,500.

Loans/Cash for operating expenses are covered by promissory notes
payable to Magellan Capital.   Dempsey K. Mork is a shareholder in both
Silver Bow and Magellan Capital.   Mr. Mork is president of Magellan
Capital Corporation and chief financial officer of Silver Bow.   These
are non-interest bearing notes, payable in cash on demand, or in Silver Bow common stock based on a $.10 per share conversion rate.

Management is of the opinion that the transactions were on terms as favorable as could have been obtained from an unrelated third party.

Silver Bow's liabilities consist of the following amounts due Magellan Capital Corporation:

                                                           Amounts due      Amounts due
                                                           12/31/03          3/31/04
                                                           -----------      -----------
Notes payable aircraft operating expenses                 $  80,074         $  80,074
Accrued interest long term debt/note payable                 46,740            46,740
Current portion long term debt/note payable                  12,182            12,182
Convertible promissory note/admin support                    25,000            25,000
NP Deposit Cash/Advances for New Business Development        50,000            50,000
                                                          ---------         ---------
             Total Liabilities                            $ 213,996         $ 213,996
                                                          =========         =========

We can satisfy our cash requirements for the next twelve months with
continued cash advances/loans from Magellan Capital Corporation.   We
do not anticipate having to raise additional funds during that time.

We do not expect to purchase and significant equipment but will continue to try to sell our remaining aircraft for approximately
$90,000 to $100,000.

We do not expect any significant changes in the number of employees in the next twelve months.

Based on our current plan of operations it is anticipated that our monthly operating expenditures for the next twelve months will be approximately $10,000 per month, of which $4,600 are cash expenditures. This includes administrative expenses. Marketing expenses are expected to be $100,000 and are not included in our operating expenditures.
The foregoing are merely estimates, and we can provide no assurance that unexpected expenses will not shorten the period of time within which our funds may be utilized.

We do not currently provide any services and have not generated any revenues and we do not expect to generate revenues for the foreseeable future. Therefore, we will continue to operate on a reduced budget.

                  Business

General.   Silver Bow was incorporated in the state of Nevada on April
28, 1994.   We are a development stage company with the goal to provide users the ability to search a database that contains information about
charter trips that are sought by customers and charter operators.   Our
service is intended to offer charter customers and charter operators a quick and easy way to find each other on a website and to do business. The web site has been preliminarily designed but is not fully developed.

Although we currently have no operations and have not generated any revenues from operations, once our web site is completed, we intend to generate revenues by charging charter operators a 5% commission for matching them with a customer.

Silver Bow acquired two aircraft from Mr. Dempsey Mork, the majority stockholder; a 1942 Stearman purchased by Mr. Mork in 1994 for $80,000 and a 1979 Piper Lance purchased by Mr. Mork in 1997 for $98,000. Both aircraft were transferred at Mr. Mork's original cost basis. The 1942 Stearman was sold in 2001 for $65,000, less a $5,000 sales commission. The 1979 Piper Lance was sold in July 2003 for a net proceeds of $85,818, which was used to liquidate the original amount of the loan of $98,0000 since no payments had been made on the loan. The recorded loss on the disposition of this aircraft of $12,182 was offset by the income credit gain on the recapture of the accumulated depreciation of $63,021 per the June 30, 2003 Balance Sheet. During the third quarter of 2003, the majority stockholder of Silver Bow, Dempsey Mork, set up a $50,000 Deposit Cash/Advances-New Business Development for the funding of the Aircraft Brokerage/Leasing business that Silver Bowintends to enter.

Funds are needed to develop our web site and to introduce our service to both charter customers and charter operators. The minimum amount needed for this purpose is approximately $30,000.
Silver Bow is a development stage company that intends to match individuals and companies desiring to charter aircraft with aircraft
operators seeking charters.   Our focus will be on brokering flights on
an aircraft flying with no passengers or freight on board.   We operate
in a highly competitive market with low barriers to entry.

We intend to have a web site where prospective charter customers and charter operators can post their needs.

To commence operations, we will need to do the following:
   - develop our website ($5,000) - 30 days
   - develop charter operator recruitment materials and user recruitment materials ($5,000) - 30 days
   - develop listing of US charter operators and send out recruitment materials ($4,000) - 20 days

   - develop listing of charter brokers, corporate travel agents and know users of air charter services and send recruitment materials ($10,000) - 40 days
   - hire a sales representative to telemarket to charter operators and corporate travel agents ($6,000 per month) - commencing after marketing materials have been distributed.
   - place yellow page ads ($3,000) - 90 days after commencing marketing efforts

Silver Bow intends to enter into an agreement with a European jet charter operator who will represent Silver Bow in Europe and the
Mediterranean.   Their function will be to introduce our service to
European charter operators who have an interest in filling their empty leg flights and to provide Silver Bow with a European office.

Once the European office is established, Silver Bow will advise United States corporate users of its service and this same service can be provided in Europe and the Mediterranean in addition to the United States.

Industry Background.   The private aircraft charter business very
diversified. There are no companies that dominate the industry. Most charter operators own or operate less than five aircraft. Almost all charter companies have a home base for their aircraft. Home base is the business office for the operator, the location where most of the aircraft maintenance is preformed, the place where pilots and crews reside, and the prime region for charter departures.

Most charter aircraft are twin engine jets. They seat from as few a five passengers up to as many as two hundred. The range of these aircraft are from 1,000 miles to 6,000 miles. Most charters fees are based on the distance to be flown and the time to make the flight. Jet Charter fees, if calculated on an hourly basis, range from as low as $1,200 per hour to as high as $20,000 per hour.

Charter flights have the ability to deliver passengers to over 5,000 US airports in the US alone. Many charter jets have intercontinental range and can access airports throughout the world. The ability to deliver passengers to a small airport, close to their final destination, and without the inherent delays associated with major airports saves
passengers a substantial amount of time.   Private jet charter aircraft
range from Cessna 500s to Boeing 747s.   Piston aircraft range from
Piper Cubs to Douglas DC-3s.

The above referenced statistics are publicly available free of charge or for a nominal charge and were not commissioned by Silver Bow.

Seasonality of Business.    Seasonality is impacted in certain
geographical areas, however with respect to the entire national prospective, the effect would be very minimal.

Marketing Strategy.   There are only a small number of individuals and
corporations who can afford private jet charter as compared to the number of individuals and corporations who can afford commercial jet transportation. Silver Bow's marketing campaign will be focused on identifying and introducing our services to those individuals and
corporations who can afford jet charter.   The initial marketing
campaign will encompass direct mail, yellow page advertising, an internet presence, and magazine advertising.

A direct mail campaign will consist of an attractive mail piece being sent to a nationwide mailing list of companies with assets in excess of $20 million, and high net worth individuals estimated to cost $14,000.

Yellow page advertising has proven to be mainstay in air charter marketing. Yellow page ads will be placed in major metropolitan books nationwide. The estimated cost per month is $3,000.

An interactive web site will developed allowing potential clients to input their desired routes and time of travel, giving us a opportunity to broker the flight and capture client information. Certain magazines focus on the demographics that are qualified to charter. Particularly, Conte Naste has a readership of affluent travel oriented people. An ad campaign will be launched in this magazine at the estimated cost of $3,000 per month beginnin 12 months after starting operations.

Business Strategy.   Silver Bow will broker executive and freight jet
charter service, utilizing aircraft operated by charter operator. Our focus will be on brokering "empty legs". Empty Legs, also called "dead head flights" are defined as an aircraft flying with no passengers or freight on board. This situation occurs frequently in the air charter business when, for example, an operator transports persons from Los Angeles to New York, and return trip back to the Los Angles base is
empty.   The passenger traveling to New York will have paid for the aircraft's trip to New York and back to its base in Los Angles. In this example Silver Bow will list the availability of this flight on its web site and attempt to find a passenger for this empty leg flight. The customer will be invited to make a bid for the flight which is
forwarded to the charter operator.    These bids will be kept
confidential and not opened to other bidders.   If the operator and
customer agree, the flight is booked and Silver Bow will earn a 5% commission. In matching customers with empty leg flights it is not necessary to match a flight perfectly, like New York to Los Angles in our example. A passenger traveling from Cleveland to Phoenix would be an ideal prospect because his departure and destination city are in the
same general direction the aircraft is flying.   Our website will be in
realtime, since timing is of the essence in booking these flights.

Silver Bow will attempt to develop a network of air charter operators to post their empty leg flights on our web site. The posting is free and operators pay nothing unless to book a flight with a customer brought to them by Silver Bow.

Silver Bow will attempt to persuade jet charter users to check with Silver Bow prior to booking a full fair charter in the conventional manner. If we have a flight, going in the customer's general direction at the right time, the customer can save a substantial amount of money by bidding on the empty leg.

Systems will be developed with the various operators to post their empty legs with Silver Bow's operations center. This will require Silver Bow to develop a more sophisticated web site than currently exists. Silver Bow will initiate the business by developing relationships with existing charter operators, followed by building a client base of customers for the service.

Competition.   Competition within the air charter brokerage business
services is high. Many competitors have well-established relationships with customers who tends to remain loyal. Although the exact number of competitors is not known, three known competitors offering similar
services are Bid Jet Charter, Leg Fin.com and Air Charter Guide.   Most
competitors will be better funded, have more experience, and established relationships with both charter customers and charter operators, than Silver Bow. These competitors will probably incorporate any of Silver Bows marketing methods and services, that prove successful. Silver Bow will not be able to conceal it promotional methods and services from its competitors. Charter customers are particularly sensitive to safety and quality of service including on time departures and arrivals.

Customers who are being well served by competitors may be nearly impossible to convert to Silver Bow customers.

Government Regulation.   We are not currently subject to direct
regulation by any governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and
characteristics and quality of products and services.   Furthermore,
the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those company's conducting business online.

The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws to the Internet could have a material adverse affect on our business.

Employees.   Silver Bow's president, Daren Holm, formerly an Air
Charter Manager brings the necessary management skills as well as the technical know how to accomplish and implement our new direction.

On September 25, 2001 we employed one full-time employee, Daren Holm. However, at the present time Mr. Holm does not receive any compensation, and will not receive any compensation for his services until operations have begun.

Mr. Holm received 100,000 shares of common for developing a business plan, our web site and for services rendered. Mr. Holm dedicates approximately 20 hours a week to Silver Bow.

We plan to hire independent contractors once we are able to expand our operations. Our goal is to hire one individual per geographic area, whose primary responsibilities will include signing up charter operators to post their empty leg flights on our web page.

Legal Proceedings.   There are currently no legal proceedings pending
to which we are a party or to which any of our properties are subject.

Facilities.   Our headquarters are presently located in a 6,000 square
foot office space located at 45-116 Commerce Street, Number 6, Indio, CA 92201, Phone number 760-775-3035 and fax number 760-775-2301. This office space is rented by Mr. Holm who is making the space available to Silver Bow rent free until the company becomes operational. We may be required to pay rent in the future.

                  Management

The names, ages, and respective positions of the directors, officers, and significant employees of Silver Bow Antique Aviation are set forth below.

       NAME        AGE     POSITION
       ----        ---     --------
Daren Holm         37     President/CEO and Director

Dempsey K. Mork     61     CFO and Director

Norbert Le Boeuf    75     Controller and Director

Daren Holm has served as our president and Director since September 25th, 2001. Mr. Holm is an entrepreneur.

Mr. Dempsey K. Mork and Norbert L. LeBoeuf have held their positions since February 23, 2000. Mr. Daren Holm joined the firm on September
25, 2001.   Each director and officer shall serve until the next annual meeting of the shareholders. There are no other persons, who are classified as a promoter, or controlling person of Silver Bow Antique Aviation.

Business Experience.

Dempsey Mork is the majority shareholder, Chief Financial Officer, and Director of Silver Bow Antique Aviation and has been since its formation. For the past five years, Mr. Mork has been an officer and director in Magellan Capital Corp., Animal Cloning Sciences,
Knickerbocker Capital, Apex Capital, and Asian Financial.   Mr. Mork
has experience in start-up companies, business reorganizations and cross border business transactions. Mr. Mork shall spend approximately 20 hours per month on the business of Silver Bow.

Since Mr. LeBoeuf's retirement in 1995, Mr. LeBoeuf has been responsible for all accounting and tax functions for the companies
controlled by Mr. Mork.   Mr. LeBoeuf  will devote approximately 20
hours per month on the business of Silver Bow.

Mr. LeBoeuf's educational background includes a Bachelor of Administration from the University of Detroit (1957).

Mr. LeBoeuf's professional career includes three years in the U.S.Marine Corps. in the Legal and Administrative areas (1952-55) and 40 years in all areas of accounting for small, medium and large
 (Fortune 500 Companies) in Electronics, Manufacturing, and Aerospace. Mr. LeBoeuf retired in 1995 and since then has done accounting and tax consulting.

Mr. Daren Holm's educational background includes Georgia College,
Ambulance and Emergency Care-through 1984 - Davenport College of
Business,

A.S. EMS Systems Management December 1985 - College of the Desert, A S Respiratory Care through June of 1985. His business experience includes 13 years with Springs Ambulance/American Medical Response as Paramedic/Field Training Officer, three years with Desert Airlines an Aeromedical Transport Co. Medical Division Manager, One year with Airstar International as Director of Medical Operations/ Office Manager, and two years with Air Service International as General
Manager.   Mr. Holm will devote approximately 20 hours per week on the business of Silver Bow.

During the past five years the above directors have been involved in the following Companies:

Person          Name of Co.       Title & Pos. Duties     From&To     Business of Entity
Dempsey K. Mork  251 Delta Sierra   Pres/CFO/Dir          2-96 Pre      Min Activity
                 Animal Cloning     CFO/Dir              10-93 Pre      Min Activity
                 Apex Capital       Pres./CFO/Dir         1-96 Pre      Shell
                 Gaensel Gold       Pres/CFO/Dir          1-95 3--99    Shell
                 Knickerbocker
                    Capital         Pres/CFO/Dir         11/94 Pre      Shell
                 Magellan CapitL    Pres/CFO /Dir         2-96 Pre      Min Activity
                 Nicole Industries  Pres./CFO/Dir         7-2000        Shell
                 Silver Bow Antique Pres/CFO /Dir         4/94 Pre      Min Activity


Randall A. Baker 251 Delta Sierra   Secy/                 2-96 Pre      Min Activity
                 Animal Cloning     Secy/Dir             10-93 Pre      Min Activity
                 Apex Capital       Secy/Dir              1-96 Pre      Shell
                 Gaensel Gold       Secy/Dir              1-95 3--99    Shell
                 Knickerbocker
                     Capital        Secy/Dir             11/94 Pre      Shell
                 Magellan Capital   Secy /Dir             2-96 Pre      Min Activity
                 Nicole Industries  Secy/Dir              1/96-7-2000   Shell
                 Silver Bow Antique Secy /Dir             4/94 Pre      Min Activity

Nobert L Leboeuf 251 Delta Sierra   VP/Dir                2-96 Pre      Min Activity
                 Animal Cloning     VP/Dir.               1/96 Pre      Min Activity
                 Apex Capital       VP/Dir                1-96 Pre      Shell
                 Gaensel Gold       VP/Dir                1-96 3--99    Shell
                 Knickerbocker
                     Capital        VP/Dir                1/96-Pre      Shell
                 Magellan Capital   VP /Dir               2-96 Pre      Min Activity
                 Nicole Industries  VP/Dir                1/96-7-2000   Shell
                 Silver Bow Antique VP /Dir               1/96-Pre      Min Activity
Daren Holm       Telemail, Inc.     Founder/Owner         6-00 - Pre    Active
                 Air Service Intl.  Gen Mangr             4-98 - 5-00   Active
                 Airstar
                   International    Director              2/97 - 4-98   Active
                 Desert Airlines    Med Div Mgr           1-94 - 2-97   Active
                 Springs Ambulence  Paramedic             5-86 - 12-99  Active

As provided in our by-laws, each director is elected annually by our stockholders at our annual meeting. Our officers serve at the discretion of the board of directors.

Executive Compensation

The following table contains compensation data for Daren Holm, director and chief executive officer from inception until the date of this prospectus:

           ANNUAL COMPENSATION   LONG TERM COMPENSATION
           -------------------   ----------------------
                     $ -0-                      $    -0-
Name and principal position    Fiscal year   Salary   Restricted Shs
                               -----------   ------   --------------
STOCK AWARDS*
Daren Holm
director, president,
chief executive officer        2001         -0-      100,000

Dempsey K. Mork
CFO/Director                   1996         -0-      148,500

Norbert LeBoeuf
Controller/Director            1996         -0-       55,800

* All issued at par value of $.001 per share.

We issued Daren Holm 100,000 shares of common stock in Silver Bow Antique Aviation on September 25, 2001 for services rendered, valued at par of $.001. Mr. Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or director. We do not currently have any employment agreements.

Stock Options and Warrants

Silver Bow does not have any stock options or warrants outstanding. Silver Bow does not have a stock option plan.


        Security Ownership of Certain
       Beneficial Owners and Management

The following table sets forth the shareholdings of those persons or entities who own more than 5% of the 3,190,440 common stock of Silver Bow outstanding as of the date of these filings, and/or belong to management hereof, to wit:

                                Number of Shares       Percentage
Name and address               Beneficially Owned       of Class
-----------------------------  ------------------      ----------
*Magellan Capital Corporation       597,600              18.73%
829 Francis Drive
Palm Springs, CA 92262
*Magellan Capital Corporation       900,000              28.21%
Pension Benefit Plan and Trust
829 Francis Drive
Palm Springs, CA 92262
*Magellan Capital Corporation
Profit Sharing Plan and Trust       900,000              28.21%
829 Francis Drive
Palm Springs, CA 92262

Dempsey K. Mork                     148,500 (direct)      4.65%
829 Francis Drive                 2,397,600(indirect)    75.15%
Palm Springs, CA 92262            ---------              ------
      SUB TOTALS                 *2,546,100             *79.80%
                                  =========              ======

KNC INVESTMENTS INC/N L LeBoeuf     105,800               3.32%
829 Francis Drive
Palm Springs, CA 92262

Daren Holm                          100,000               3.13%
75-130 Mediterranean
Palm Desert, CA 92211

Mr. Randall Baker, Secretary left Silver Bow in January 2002.
Mr. Norbert LeBoeuf assumed the duties of Secretary in addition to being the Controller for Silver Bow.

*Mr. Dempsey Mork is considered to be a beneficial owner of Magellan Capital Corporation as described by 13d-3 (a), and, (b) of regulation 13-D. Neither the Pension Benefit Plan or the Profit Sharing Plan have pending or planned termination dates.

The following table sets forth the shareholdings of Silver Bow's directors and executive officers as of these filings, to wit:

                            Number of Shares
                           Beneficially Owned                Percentage
Name and Address            As of 12/31/2003                  Of Class
-------------------------  ------------------                ----------
Dempsey K. Mork                     148,500 (direct)            4.65%
829 Francis Drive                 2,397,600(indirect)          75.15%
Palm Springs, CA 92262

KNC INVESTMENTS, INC. and
Norbert L. LeBoeuf               105,800                        3.32%
829 Francis Drive
Palm Springs, CA 92262

Daren C. Holm                   100,000                        3.13%
75-130 Mediterranean
Palm Desert, CA 92211
                               ---------                       ------
Officers and directors
   As a group                  2,751,900                       86.25%
                               =========                       ======

None of the officers, directors or existing shareholders have the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

All shareholders have same voting and investment power.

  Certain Relationships and Related Transactions.

During the third quarter of year 2003, Silver Bow entered into an agreement with Dempsey Mork, the majority stockholder, whereby a $50,000 deposit of cash would be available for Silver Bow to continue working on their new business development for Aircraft Brokerage and
Leasing.   The usage of this cash deposit began in the third quarter of
2003, starting in July 2003.   The balance remaining in this account at
December 31, 2003 was $37,675 and at March 31, 2004 was $34,500.

Loans/Cash for operating expenses are covered by promissory notes
payable to Magellan Capit6al.   Dempsey K. Mork is a minority
shareholder in both Silver Bow and Magellan Capital.   Mr. Mork is
president of Magellan Capital Corporation and chief financial officer
of Silver Bow.   These are non-interest bearing notes, payable in cash
on demand, or in Silver Bow common stock based on a $.10 per share conversion rate.

The accumulated $25,000 balance on Administrative Support Services is a $10,000 per year accrual for a 5-year period (1999-2003). In mid 2001, this arrangement was terminated; the $25,000 represents the accruals to June 30, 2001. These notes are convertible at a rate of $.05/cents per share at the option of the holder.

Management is of the opinion that the transactions were on terms as favorable as could have been obtained from an unrelated third party.

Silver Bow's liabilities consist of the following amounts due Magellan Capital Corporation:

                                                           Amounts due      Amounts due
                                                           12/31/03          3/31/04
                                                           -----------      -----------
Notes payable aircraft operating expenses                 $  80,074         $  80,074
Accrued interest long term debt/note payable                 46,740            46,740
Current portion long term debt/note payable                  12,182            12,182
Convertible promissory note/admin support                    25,000            25,000
NP Deposit Cash/Advances for New Business Development        50,000            50,000
                                                          ---------         ---------
             Total Liabilities                            $ 213,996         $ 213,996
                                                          =========         =========

Silver Bow acquired two aircraft from Mr. Dempsey Mork, the majority stockholder; a 1942 Stearman purchased by Mr. Mork in 1994 for $80,000 and a 1979 Piper Lance purchased by Mr. Mork in 1997 for $98,000. Both aircraft were transferred at Mr. Mork's original cost basis. The 1942 Stearman was sold in 2001 for $65,000, less a $5,000 sales commission. The 1979 Piper Lance was sold in July 2003 for a net proceeds of $85,818, which was used to liquidate the original amount of the loan of $98,000 since no payments had been made on the loan. The recorded loss on the disposition of this aircraft of $12,182 was offset by the income credit gain on the recapture of the accumulated depreciation of $63,021 per the June 30, 2003 Balance Sheet. During the third quarter of 2003, the majority stockholder of Silver Bow, Dempsey Mork, set up a $50,000 Deposit Cash/Advances-New Business Development for the funding of the Aircraft Brokerage/Leasing business that Silver Bow intends to enter.

             Description of Capital Stock

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, and 1,000 of preferred stock. As of the date of this prospectus there were 3,190,400 shares of common stock issued and outstanding that were held of record by approximately 54 shareholders. No shares have been reserved for issuance upon the exercise of warrants or options.

The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue of up to 1,000 shares of preferred stock.
We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In Addition the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.

Transfer Agent.   Executive Registrar and Transfer serves as the
transfer agent for the shares of common stock.

        Shares Eligible For Future Sale

Upon the date of this prospectus, there are 3,190,400 shares of our common stock outstanding. Upon the effectiveness of this registration statement, the 486,000 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. Of the remaining 2,704,400 shares most are restricted shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Silver Bow is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Silver Bow under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise cap through the issuance of additional equity securities.

           Plan of Distribution and Selling Stockholders

This prospectus relates to the resale of 486,000 shares of common stock by the selling stockholders.

The selling shareholders will sell their common shares at $.15 per common shares until our common shares are quoted on the OTC bulletin board. Thereafter, the common shares may be priced at prevailing market prices or privately negotiated prices.

If the selling shareholders engage in short selling activities, they must comply with the prospectus delivery requirements of Section
5(b)(2) of the Securities Act.

Pursuant to Regulation M of the Securities Act, the selling stockholders will not, directly or indirectly, bid for, purchase, or attempt to induce any person to bid for or purchase their common shares during the offering except for offers to sell or the solicitation of offers to buy and unsolicited purchases that are not effected from or through a broker or dealer, on a securities exchange or through an inter-dealer quotation system or electronic communications network.

The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Assuming all shares of common stock in the following tables are sold, none of the selling stockholders will own greater than 16.85% of the common stock.

Silver Bow Antique Aviation shall register, pursuant to this prospectus, 486,000 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders

The following list represents shareholders whose shares will be registered under this offering.

                          Amount       Total #        % Owned     Number of   % Owned
                          Being        Owned          Prior to  Shares After    After
Name                    Registered   Currently        Offering    Offering    Offering
Alyson Baca                400          400             .01%          -0-        0.0%
Andrea Baca                600          600             .01%          -0-        0.0%
Randy Baca                 600          600             .01%          -0-        0.0%
Annette Baine              500          500             .01%          -0-        0.0%
Annette Baine              600          600             .01%          -0-        0.0%
  C/F James Baine UGTMACA
Annette Baine              400          400             .01%          -0-        0.0%
  C/F Michelle Baine UGTMACA
Michael Baine              600          600             .01%          -0-        0.0%
Oscar Ballesteros          600          600             .01%          -0-        0.0%
Mary Buerke                400          400             .01%          -0-        0.0%
Conrad Dahl                400          400             .01%          -0-        0.0%
Sherry Evaro-Ham           500          500             .01%          -0-        0.0%
Barbara Filiatreaux     18,900       18,900             .59%          -0-        0.0%
Robert J. Filiatreaux   73,800       73,800            2.31%          -0-        0.0%
Daniel V. French           600          600             .01%          -0-        0.0%
Valerie Hahn               500          500             .01%          -0-        0.0%
Tiare Hatrak               400          400             .01%          -0-        0.0%
Laurie Healy               500          500             .01%          -0-        0.0%
Laurie Healy               500          500             .01%          -0-        0.0%
  C/F Carina Johnson UGTMACA
Carolyn Howley             400          400             .01%          -0-        0.0%
Alex Jacoy                 500          500             .01%          -0-        0.0%
Kathy Jones                600          600             .01%          -0-        0.0%
Brenda Jose                400          400             .01%          -0-        0.0%
Chavez Jose                600          600             .01%          -0-        0.0%
KNC Investments, Inc
   Pro Share            50,000       50,000            1.56%          -0-        0.0%
   Norbert LeBoeuf, principal(1)
Kathryn N. Le Boeuf     36,900       36,900            1.15%          -0-        0.0%
Sarah Le Boeuf             600          600             .01%          -0-        0.0%
Magellan Capital Corp.  60,000      597,600           18.73%     537,600       16.85%
   Partnership Financial/
      OFINCO, principal(2)
Sally McManus              500          500             .01%          -0-        0.0%
Patricia Mork          144,900      144,900            4.54%          -0-        0.0%
Gary Peskin                500          500             .01%          -0-        0.0%
Rose L. Peskin             400          400             .01%          -0-        0.0%
Rose L. Peskin             400          400             .01%          -0-        0.0%
  C/F Jacob Peskin UGTMA CA




Rose L. Peskin             500          500             .01%          -0-        0.0%
  C/F Sarah Peskin UGTMA CA
Rose L. Peskin             600          600             .01%          -0-        0.0%
  C/F Zachary Peskin UGTMA CA
Moea Sheely                600          600             .01%          -0-        0.0%
RAB Investments         50,000       50,000            1.56%          -0-        0.0%
   Randall A. Baker, Principal(3)
Hayley Smith               600          600             .01%          -0-        0.0%
Antonio Soto               500          500             .01%          -0-        0.0%
Jose Soto                  400          400             .01%          -0-        0.0%
Melecio Soto               600          600             .01%          -0-        0.0%
Victor Soto                600          600             .01%          -0-        0.0%
John Paul Spickard         500          500             .01%          -0-        0.0%
Richard Stevenson Trust
   Dtd 7/17/91             600          600             .01%          -0-        0.0%
   Richard Stevenson, Trustee
Donald Boyd Wright Trust
   Dtd 7/17/91          32,400       32,400             .73%          -0-        0.0%
   Randall A. Baker, Trustee(3)
Helen Wright               600          600             .01%          -0-        0.0%

(1)Norbert LeBoeuf is controller and director of Silver Bow.

(2) OFINCO, the principal of Magellan Capital Corp. is controlled by Michel De Gorski.

(3)Randall Baker is secretary and director of Silver Bow

The 486,000 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

   - ordinary brokerage transactions and transactions in which the broker solicits purchases; and

   - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the
selling stockholders in amounts to be negotiated.   Brokers and dealers
and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.

The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus.

As a result of these shares being registered under the Securities Act, selling stockholders who subsequently resell the shares to the public themselves may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement
of material fact.   We have agreed to indemnify the selling
stockholders regarding such liability.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling security holders if omissions or misstatements result in civil liability to them.


        Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Market for Common Stock and
    Related Stockholder Matters

Currently, there is no public trading market for our securities and we can provide no assurance that any market will develop.

We intend to quote our stock on the OTC Bulletin Board. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

As of March 31, 2004, there were approximately 54 shareholders of record.

                     Experts

The financial statements of Silver Bow appearing in this registration statement have been audited by David W. Winings, independent auditor, as set forth in his report on page F-1, and are included in reliance upon such report given upon the authority of such independent auditor as expert in accounting and auditing.

                Legal Matters

Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody Walker

    Where You Can Find More Information

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Mr. Daren Holm, President C.E.O.
75-130 Mediterranean
Palm Desert, California 92211
Telephone:  760-398-9700   Facsimile: 800-385-8914

Our fiscal year ends on 12/31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                486,000 Shares


                Silver Bow


                Prospectus

                Common Stock


                May 23, 2004


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until                    2005, all dealers and selling stockholders
that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  PART F/S
             Index to Financial Statements

Unaudited Balance Sheet as of March 31, 2004
Unaudited Statement of Operations for the three months ended March 31, 2004 and 2003
Unaudited Statement of Cash Flows for the three months ended March 31, 2004 and 2003
Notes to Financial Statements

Report of Certified Public Accountants
 Financial Statements
 - --------------------
Audited Financial Statements   December 31, 2003

Independent Auditors' Report
Balance Sheets
Statements of Operations
Statements of Stockholders' Equity
Statements of Cash Flows
Notes to the Financial Statements

Silver Bow Antique Aviation
                          (a Development Stage Company)
                                  BALANCE SHEET


                                    March 31,             December 31,
              ASSETS                   2004                  2003
CURRENT ASSETS: (Note 3)
 Deposit Cash/Advances New Busines $   34,500            $   37,675
                                    ---------             ---------
  Total current assets             $   34,500            $   37,675
                                    ---------             ---------
TOTAL ASSETS                       $   34,500            $   37,675
                                   ==========            ==========

LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities(NOTES 3,4,5):
 Note Payable Aircraft Expenses    $   80,074            $   80,074
 Accrued Mortgage Interest Payable
  On Long Term Mortgage                46,740                46,740
 Current Portion Long Term Debt
  4 Yrs Aircraft Mortgage              12,182                12,182
 Convertible Promissory Note(NOTE 5)   25,000                25,000
 NP Cash Deposit/Advances
  New Business Development (NOTE 3)    50,000                50,000
                                    ---------             ---------
  Total current liabilities        $  213,996            $  213,996
                                    ---------             ---------
TOTAL LIABILITIES                  $  213,996            $  213,996
                                    ---------             ---------
SHAREHOLDERS' EQUITY (NOTES 1 &2):

 Preferred stock, par value $.001;
  1,000 shares authorized; -0-
  shares issued and outstanding    $      -0-            $      -0-

 Common stock, par value $.001;
  99,999,000 shares authorized;
  issued & outstanding 3,190,400        3,190                 3,190
 Paid-in capital                       20,000                20,000
 Retained earnings(accum deficit)    <202,686>            < 199,511>
                                   ----------            ----------
TOTAL SHAREHOLDERS' EQUITY         $( 179,496)           $< 176,321>
                                   ----------            ----------
TOTAL LIABILITIES & EQUITY         $   34,500            $   37,675
                                   ==========            ==========

 The accompanying notes are an integral part of these financial statements

       Silver Bow Antique Aviation (A Development Stage Company)
STATEMENT OF OPERATIONS For 3 Months ended March 31

                               Three Months March 31
                                  2004       2003
Revenues                      $     -0-   $     -0-
                               --------    --------
AIRCRAFT OPERATING EXPENSES:
 Interest Expense             $     -0-   $   2,450
 Admin Support                      -0-         -0-
 Aircraft Expenses                  -0-       1,378
 Consulting Services/Expenses       -0-         -0-
 Depreciation (NOTE 5)              -0-       3,500
                               --------    --------
Total Aircraft Oper Expenses  $     -0-   $   7,328
                               --------   ---------
NEW BUSINESS DEVELOP EXPENSES:
 Contract Services- (Note 3)
  Marketing Consult Services  $     900   $     -0-
  General Consult Services          300         -0-
  Accounting Services                75         -0-
                               --------    --------
   Total Contract Services    $   1,275   $     -0-
                               --------    --------
 Computer Services Expenses-
  Computer Systems Design     $   1,050   $     -0-
  Enhance Peripheral Comp Sys       150         -0-
  Misc Office/Oper Expenses         300         -0-
  Advertising Expenses              250         -0-
  Telecom-Phone/Fax/Internet        150         -0-
                               --------    --------
   Total Computer Svcs Exp.   $   1,900   $     -0-
                               --------    --------
Total New Business Dev Exp    $   3,175   $     -0-
                               --------    --------
Income <Loss> From Operations $<  3,175>  $<  7,328>
Other Income/<Expense>              -0-         -0-
                               --------    --------
Net Income <Loss>             $<  3,175>  $<  7,328>
                               ========    ========
Per share information:
Basic <loss> per common share  $<0.001>     $<0.002>
                                ------       ------
Basic weighted average number
Common Stock shs outstanding  3,040,400    3,040,400
                              =========    =========
Diluted <loss>per common share $<0.001>     $<0.002>
                                ------       ------
Diluted weighted average number
 common stock shs outstanding 3,040,400    3,040,400
                              =========    =========

The accompanying notes are an integral part of these financial statements

                             Silver Bow Antique Aviation
                            (A Development Stage Company)
                               STATEMENT OF CASH FLOWS
                             For 3 Months ended March 31

                                       Three Months March 31
                                          2004       2003
<s>                                        <c>        <c.

Operating Activities:

 Net income (loss) (Note 3)           $<  3,175> $<  7,968>
 Transactions not requiring cash:
  Depreciation                              -0-      3,500

 Cash provided (used) on changes in:
  Current assets/decrease(increases);
  Current liabilities/ incr./(decr.)-

  Increase Accrued Interest Payable;
    Aircraft Long Term Debt                          2,450

  Increase Notes Payable Aircraft Exp       -0-      2,018

  Increase Convertible Promissory
    Note Payable                            -0-        -0-
                                        -------    -------
Net cash provided (used) by
     Operating activities             $<  3,175> $<    -0->

Cash provided<used>financing activity       -0-        -0-

Cash provided<used>investing activities     -0-        -0-
                                        -------    -------
Net increase <decrease> in Cash       $<  3,175> $<    -0->

CASH, BEGINNING OF PERIOD                37,675-       -0-
                                        --------  --------
CASH, END OF PERIOD                   $  34,500  $     -0-
                                        ========  ========


The accompanying notes are an integral part of these financial statements

              Silver Bow Antique Aviation
                    FINANCIAL NOTES
      PERIOD ENDING THREE MONTHS MARCH 31, 2004
General:

The condensed consolidated financial statements of Silver Bow Antique Aviation included herein, have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted, Silver Bow believes that the disclosures are adequate to make the information presented not misleading. The condensed financial statements for the three month period ended March 31, 2004 should be read in conjunction with the financial statements and notes thereto included in this report and the Silver Bow Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

The condensed consolidated financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation. The results for the interim period are not necessarily indicative of trends or of results to be expected for a full year.

The Company has not commenced operations and has no working capital. Preliminary work has begun on the New Business Development for the Aircraft Brokerage and Leasing Business.

NOTE 1-ORGANIZATION:

The Company was organized under the laws of the State of Nevada on April 28, 1994 under the name of Silver Bow Antique Aviation. The Company was incorporated to engage in any lawful activities.

The Company's articles initially authorized 1,000 shares of Preferred Stock and 10,000 shares of Common Stock, both at a par value of $.001 per share.

During 1996, certain consulting services were rendered to the Company by the majority stockholder, Magellan Capital Corporation, (a Nevada Corporation doing business in California) and 4 other individuals. The value of such services were at the stated par value for 1,041 shares issued on July 15, 1996 and have been stated on the Year End 12/31/96 the Financial Statement; Balance Sheet, Statement of Operations and Cash Flow Statement at $936, which amount reflects the par value of the original issue on the date of the 900 for 1 forward stock split on the 1,041 shares. Revised number of shares issued and outstanding after the foregoing split were 936,900, with a total value of $936.00.
-
On December 30, 1998, 2,053,500 shares were sold to unaffiliated individuals in a private placement, for cash at the stated par value of $.001 per share. Total shares outstanding at year end 12/31/98 were 2,990,400, with a total value of $2,990.

On September 25, 2001, 200,000 shares were issued at the stated par value of $.001 per share for services rendered through September 2001:
100,000 shares to Daren Holm, the newly appointed President of the

Company and 50,000 shares each to Randall Baker, Secretary and Norm LeBoeuf, Controller.

The total number of Common Stock shares outstanding and issued at year end December 31, 2003 and the quarter ending March 31, 2004 were 3,190,400, with a total value of $3,190.

Preferred Stock.
The original articles of incorporation (April 28, 1994) authorized 1,000 shares of Preferred Stock with a stated par value of $.001 per share. From inception (April 28, 1994) through December 31, 2003 and March 31, 2004, there have been no issuance of Preferred Stock shares, and none are outstanding.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Articles of Incorporation (as revised) authorize Silver Bow Antique Aviation to issue up to 99,999,000 shares of common stock with a par value of $.001 per share and 1,000 shares of preferred stock, with a par value of $.001 per share. As of March 31, 2004 and the year ending December 31, 2003, there were 3,190,400 shares of common stock issued and outstanding. As of March 31, 2004 and December 31, 2003, no preferred stock were issued and outstanding.

NOTE 3 - DEPOSIT CASH/ADVANCES FOR NEW BUSINESS DEVELOPMENT:

During the third quarter of year 2003, the Company entered an agreement with the majority stockholder, Dempsey Mork, whereby a $50,000 Deposit of Cash would be available for Silver Bow to continue working on their New Business Development for Aircraft Brokerage and Leasing. The usage of this cash deposit began in the third quarter of 2003, starting in July, 2003. A summary of expenses that were incurred for this Program, by major activity, is shown in the Statement of Operations, Page 4 of this quarterly report. The balance remaining in this account at 12/31/03 was $37,675; and, $34,500 at 3/31/04. Usage for the last six months of year 2003 was $12,725 and $3,175 in the first quarter of year 2004, through 3/31/04.

NOTE 4 - CURRENT AND LONG TERM LIABILITIES:

Silver Bow's liabilities consist of the following amounts due Magellan Capital Corporation:
                                              Amounts due  Amounts due
                                               12/31/03       3/31/04
Notes payable aircraft operating expenses     $  80,074    $  80,074

Accrued interest long term debt/note payable     46,740       46,740

Current portion long term debt/note payable      12,182       12,182

Convertible promissory note/admin support        25,000       25,000

NP Deposit Cash/Advances for New Business Dev.   50,000       50,000
                                               --------     --------
             TOTAL LIABILITIES                $ 213,996    $ 213,996
                                               ========     ========

NOTE 5.  CONVERTIBLE PROMISSORY NOTE:

The accumulated $25,000 balance on this is a $10,000 per year accrual for Administrative Support Services for a 5-year period (1999-2003). In mid 2001, this arrangement was terminated; the $25,000 represents the accruals to June 30, 2001. These notes are convertible at a rate of $.05/cents per share at the option of the holder.

NOTE 6. GOING CONCERN AND INCIDENTAL COSTS:

The Company intends to enter the aircraft brokerage business and is processing an SB2 to register shares.

Incidental costs to maintain legal registrations of the Company in The State of Nevada and with the Security and Exchange Commissions have been paid or assumed by the majority stockholder, Mr. Dempsey Mork. This will continue for the foreseeable future.

NOTE 7.   SUBSEQUENT EVENTS

Silver Bow intends to enter into an agreement with a European jet charter operator who will represent Silver Bow in Europe and the
Mediterranean.   Their function will be to introduce our service to
European charter operators who have an interest in filling their empty leg flights and to provide Silver Bow with a European office.

Once the European office is established, Silver Bow will advise United States corporate users of its service and this same service can be provided in Europe and the Mediterranean in addition to the United States.

The Board of Directors
Silver Bow Antique Aviation
(A Development Stage Company)
Palm Springs, California


                    INDEPENDENT AUDITOR'S REPORT


I have audited the accompanying balance sheet of Silver Bow Antique Aviation (A Development Stage Company), as of December 31, 2003 and 2002 and the related statements of operations, cash flows and statement of stockholders' equity for the years then ended and the period from inception (April 28, 1994) to December 31, 2003.

These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Bow Antique Aviation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended and the period from inception (April 28, 1994) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed
in Note 5.    The financial statements do not include any adjustments
that might result from the outcome of this uncertainty.


/s/ David M. Winings
 -------------------
 David M. Winings, C.P.A.
 Palm Desert, CA 92211
 May 3, 2004

                  Silver Bow Antique Aviation
                 (a Development Stage Company)
                          BALANCE SHEET

                                     AUDITED               AUDITED
                                   December 31,          December 31,
              ASSETS                   2003                   2002
CURRENT ASSETS: (Note 5)
 Deposit Cash/New Business Oper.  $   37,675            $        0
                                    ---------             ---------
  Total current assets             $   37,675            $        0
                                    ---------             ---------
FIXED ASSETS: (Note 3)
 Property/Equipment-Piper Aircraft $        0            $   98,000
  Less Accumulated Depreciation             0            $<  56,021>
                                    ---------             ---------
 Net Fixed Assets                  $        0            $   41,979
                                    ---------             ---------
TOTAL ASSETS                       $   37,675            $   41,979
                                    =========            ==========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:(Notes 4)
 Note Payable Aircraft Oper. Exp.  $   80,074            $   76,038
 Note Payable/Cash Advances            50,000                     0
 NP Mortgage Interest Expense          46,740                41,840
 NP Mortgage Piper AC Current Portion  12,182                39,200
 NP Convertible Promissory Notes       25,000                25,000
                                    ---------             ---------
  Total current liabilities        $  213,996            $  182,078
                                    ---------             ---------
LONG TERM LIABILITIES: (Note 3)
 NP Mortgage Piper AC 10 Yr Note   $        0            $   98,000
  Less 4 Yrs Current Portion                0             <  39,200>
                                    ---------             ---------
   Net Total Long Term Liabilities $        0            $   58,800
                                    ---------             ---------
TOTAL LIABILITIES                  $  213,996            $  240,878
                                    ---------             ---------
SHAREHOLDERS' EQUITY (NOTES 1 & 2)
 Preferred stock, par value $.001;
  1,000 shares authorized; -0-
  shares issued and outstanding    $      -0-            $      -0-
 Common stock, par value $.001;
  99,999,000 shares authorized;
  issued & outstanding 3,190,400        3,190                 3,190
 Paid-in capital                       20,000                20,000
 Retained earnings<Accum deficit>   < 199,511>            < 222,089>)
                                    ---------             ---------
TOTAL SHAREHOLDERS' EQUITY         $< 176,321>           $< 198,899>
                                    ---------             ---------
TOTAL LIABILITIES & EQUITY         $   37,675            $   41,979
                                    =========             =========

 The accompanying notes are an integral part of these financial statements

                   Silver Bow Antique Aviation
                   (A Development Stage Company)
                      STATEMENT OF OPERATIONS
      For the Twelve Months/Year Ending December 31, 2003 & 2002

                                              AUDITED      AUDITED
                                            December 31,  December 31,
                                                2003        2002
Misc. Income                                 $     -0-   $     -0-
                                              --------    --------
Operating Expenses:
 Interest Expense                            $   4,900   $   9,800

 Admin Support                                     -0-         -0-

 Depreciation (NOTE 3)                           7,000      14,000
 Aircraft Expenses (NOTE 6)                      2,636       6,623
 New Business Development Expenses (Note 6)      6,925         -0-
 Computer Services/Software Systems (Note 6)     6,800         -0-
                                              --------    --------
   Total Operating Expenses                  $  28,261   $  30,423
                                              --------    --------
Income (Loss) From Operations                $< 28,261>   < 30,423>
                                              --------    --------
Other Income/(Expense): (Note 3)
 <Loss> on sale of aircraft                  $< 12,182>  $     -0-

Credit/Other Income                             63,021         -0-
                                              --------    --------
  Total Net Other Income                     $  50,839   $     -0-
                                              --------    --------
Net Income (Loss)                            $  22,578   $< 30,423>
                                              ========    ========
Per share information:

Basic (loss) per common share                 $ 0.003     $<0.010>
                                               ------      ------
Basic weighted average number
 Common Stock shares outstanding              3,190,400   3,190,400
                                              =========   =========

Diluted (loss) per common share               $ 0.003     $<0.010>
                                               ------      ------
Diluted weighted average number
 Common Stock shares outstanding              3,190,400   3,190,400
                                              =========   =========

The accompanying notes are an integral part of these financial statements

                    Silver Bow Antique Aviation
                   (A Development Stage Company)
 STATEMENT OF CASH FLOWS For Twelve Months/Year Ending December 31,

                                                   AUDITED    AUDITED
                                                     2003       2002
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income <Loss> From Operations*               A $< 28,261> $< 30,423>
                                                  --------   --------
TRANSACTIONS NOT REQUIRING CASH:
 Depreciation (NOTE 3)                           $   7,000 *$  14,000
 Gain/<Loss> on sale of 1 aircraft (Note 3)       < 12,182>       -0-
 Gain/Recapture Deprec/Aircraft Sale (Note 3)       56,021        -0-
                                                  --------   --------
Total transactions not requiring cash*         A $  50,839  $  14,000
                                                  --------   --------
CASH PROVIDED (USED) DUE TO CHANGES IN:

 Current/Fixed Assets decrease/<increase>-
  Decrease Fixed Assets Sale of Aircraft(Note 3) $  41,979  $     -0-
                                                  --------   --------
 Current liabilities/(decrease)/increase-
  Increase NP Operating Expenses (Note 3)        $   4,036      4,699

  Increase NP Cash Advances/New Business(Note 3)    50,000        -0-

  Incr/Decr NP Current Portion Long Term Debt     < 27,018>     9,800

  Increase NP Accrued Interest Long Term Debt        4,900      9,800
                                                  --------   --------
 Total Net Increase Current Liabilities          $  31,918  $  24,299

 Decrease Aircraft Long Term Liability            < 58,800>  <  9,800>
                                                  --------   --------
Total Incr/(Decr)Current/Long Term Liabilities A $< 26,882> $  14,499
                                                  --------   --------
Net cash provided/(used) Operating Activities  A  $  37,675  $<  1,924>

Cash Flows from Investing Activities:          A       -0-        -0-

Cash Flows from Financing Activities:          A       -0-        -0-
                                                  --------   --------
Net Cash Increase(Decrease) = TOTAL OF A LINES  $  37,675  $<  1,924>

Cash, Beginning of period                              -0-     1,924
                                                  --------   --------
Cash, End of period                              $  37,675  $    -0-
                                                  ========   ========

The accompanying notes are an integral part of these financial statements

      41                Silver Bow Antique Aviation
                        (A Development Stage Company)
Statement Stockholders' Equity Year Ended December 31/Inception to 2003
    UNAUDITED YEARS 1994 THRU 1997; AUDITED YEARS 1998 THROUGH 2003

                                                       ACCUMULATED    TOTAL
                PREF STOCK    COMMON  STOCK  PAID-IN    EARNINGS      NET $
                 SHS $AMT     SHARES   $ AMT $CAPITAL  $ (LOSSES)   (DEFICIT)
                ---- -----  ---------  ----- --------  ----------   ---------
BALANCE AT
 12/31/94        -0-   -0-        -0-    -0-      -0-        -0-         -0-
BALANCE AT
 13/31/95        -0-   -0-        -0-    -0-      -0-        -0-         -0-
ISSUE SHARES AT
 PAR VALUE FOR
 CONSULTING
 SERVICES        -0-   -0-    936,900*   936      -0-   (    936)        -0-
-----------------------------------------------------------------------------
BALANCE AT
 12/31/96        -0-   -0-    936,900    936      -0-   (    936)        -0-
BALANCE AT
 12/31/97        -0-   -0-    936,900    936      -0-   (    936)        -0-
SALES OF
 COMMON STOCK
 FOR CASH,AT
 PAR VALUE,ON
 DEC 30, 1998    -0-   -0-  2,053,500  2,054      -0-        -0-       2,054
-----------------------------------------------------------------------------
BALANCE AT
 12/31/98        -0-   -0-  2,990,400  2,990      -0-   (    936)      2,054
*AFTER 900 FOR 1 FORWARD STOCK SPLIT AUTHORIZED ON OCTOBER 15, 1998.  SHARES
 ISSUED IN 1996 FOR SERVICES RENDERED ARE STATED AT POST SPLIT PAR VALUES.
YR 1999(LOSS)                                           ( 25,436)   ( 25,436)
-----------------------------------------------------------------------------
BAL 12/31/1999   -0-   -0-  2,990,400  2,990      -0-   ( 26,372)   ( 23,382)
YR 2000 (LOSS)	                                      (109,385)   (109,385)
-----------------------------------------------------------------------------
BAL 12/31/2000  -0-   -0-   2,990,400  2,990      -0-   (135,757)   (132,767)
 ISSUE SHARES/
  SVCS RENDERED               200,000    200                             200
 PAID-IN CAPITAL
  SALE AICRAFT                                 20,000                 20,000
YR 2001(LOSS)                                           ( 55,909)   ( 55,909)
-----------------------------------------------------------------------------
BAL 12/31/2001  -0-   -0-   3,190,400  3,190   20,000   (191,666)   (168,476)
YR 2002 (LOSS)                                          ( 30,423)   ( 30,423)
-----------------------------------------------------------------------------
BAL 12/31/2002  -0-   -0-   3,190,400  3,190   20,000   (222,089)   (198,899)
YR 2003 INCOME                                            22,578      22,578
----------------------------------------------------------------------------
BAL 12/31/2003  -0-   -0-   3,190,400  3,190   20,000   (199,511)   (176,321)
=============================================================================

These accompanying notes are an integral part of these financial statements.

              Silver Bow Antique Aviation
             (A Development Stage Company)
             Notes to Financial Statements
     For The Twelve Months Ended December 31, 2003

GENERAL:

The condensed consolidated financial statements of Silver Bow Antique Aviation included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted, Silver Bow believes that the disclosures are adequate to make the information presented not misleading. The condensed financial statements for the twelve month period ended December 31, 2003 should be read in conjunction with the financial statements and notes thereto included in this report, the Quarterly Reports for year 2003 (March 31, June 30, September 30) and the prior year Silver Bow Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

The condensed consolidated financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation.

The Company has not commenced operations and has no working capital.

NOTE 1-ORGANIZATION AND BUSINESS PLAN:

The Company was organized under the laws of the State of Nevada on April 28, 1994 under the name of Silver Bow Antique Aviation. The Company was incorporated to engage in any lawful activities.

The Company's articles initially authorized 1,000 shares of Preferred Stock and 10,000 shares of Common Stock, both at a par value of $.001 per share.

Common Stock.
During 1996, certain consulting services were rendered to the Company by the majority stockholder, Magellan Capital Corporation, (a Nevada Corporation doing business in California) and 4 other individuals. The value of such services were at the stated par value for 1,041 shares issued on July 15, 1995 and have been stated on the Balance sheet, the Statement of Operations and the Cash Cash Flow Statement at $936 for the year ending 12/31/95, which amount reflects the par value of the original issue on the date of the 900 for 1 forward stock split on the 1,041 shares. Revised number of shares issued and outstanding after the foregoing split were 936,900, with a total value of $936.00 as of the end of the year December 31, 1995.

On December 30, 1998, 2,053,500 shares were sold for cash at the stated par value of $.001 per share. Total shares outstanding at year end 12/31/98 were 2,990,400, with a total value of $2,990.

On September 25, 2001, 200,000 shares were issued at the stated par value of $.001 per share for services rendered through September, 2001:
100,000 shares to Darren Holm, the newly appointed President of the Company and 50,000 shares each to Randall Baker, Secretary and Norm LeBoeuf, Controller.

The total number of Common Stock shares outstanding and issued at year end December 31, 2003 and 2002 were 3,190,400, total value $3,190.

Preferred Stock.
The original articles of incorporation, April 28, 1994, authorized 1,000 shares of Preferred Stock with a stated par value of $.001 per share. From inception (April 28, 1994) through December 31, 2003, no Preferred Stock Shares have been issued, and, none are outstanding.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The Articles of Incorporation (as revised) authorize Silver Bow Antique Aviation to issue up to 99,999,000 shares of Common Stock with a par value of $.001 per share and 1,000 shares of Preferred Stock, with a par value of $.001 per share. As of the year ending December 31, 2003, there were 3,190,400 shares of Common Stock issued and outstanding. As of December 31, 2003, no Preferred Stock were issued or outstanding.

NOTE 3 - FIXED ASSETS:
The Company sold their remaining aircraft, a 1979 Piper, in July, 2003 and used the proceeds to pay off the $98,000 original amount of the loan; no payments had been made on this note. The net proceeds were $85,818. The net result of the sale was a loss of $<12,182> on the disposition of this asset. This was offset by a Credit for the recapture of depreciation of $63,021, which resulted in a Net Other Income of $50,839.

NOTE 4 - CURRENT LIABILITIES:

Following are the Current Liabilities due Magellan Capital Corporation:

                                               AUDITED      AUDITED
                                             Amounts due  Amounts due
Category Description                           12/31/02     12/31/03
------------------------------------------    ---------    ---------
Notes payable aircraft operating expenses     $  76,038    $  80,074
NP Current portion long term debt/note payable   39,200       12,182
Accrued interest long term debt/note payable     41,840       46,740
Convertible promissory note/admin support        25,000       25,000
NP Deposit Cash/Advances for New Business Dev.      -0-       50,000
                                               --------     --------
             TOTAL LIABILITIES                $ 182,078    $ 213,996
                                               ========     ========

Convertible Promissory Notes $10,000 per year are for Administrative Support years 1999 and 2000. In mid 2001, the agreement was terminated. These notes amounting to $25,000 through June 30, 2001 are convertible at a rate of $.10/cents per share at the option of the holder.

NOTE 5.  GOING CONCERN AND INCIDENTAL COSTS:

The Company intends to enter the aircraft brokerage business and is processing an SB2 to register shares. Preliminary work has already started in setting up the necessary foundation for this endeavor. The majority Silver Bow Stockholder, Dempsey Mork, has established a $50,000 Cash Deposit Account to facilitate the funding of costs for the New Business Development Activity. Approximately $13,000 was spent in the last six months of year 2003 and another $3,000 in the first quarter of 2004, through March 31, 2004. The remaining cash balance in this Deposit Account was $37,675 at year end 2003, and $34,500 at the end of March 31, 2004.

Incidental costs to maintain legal registrations of the Company in the State of Nevada and with the Security and Exchange Commissions have been paid or assumed by Magellan Capital Corporation, the majority shareholder of Silver Bow. This will continue for the foreseeable future.

NOTE 6.  AIRCRAFT EXPENSES SUMMARY - BY MAJOR CLASSIFICATION:

                                    AUDITED    AUDITED  Cumulative
                                    Yr 2003    Yr 2002     from
CATEGORY DESCRIPTION              $ AMOUNTS  $ AMOUNTS   Inception
-------------------------------    --------   --------   ---------
Aircraft Fuel                     $   300    $   670     $  8,625
Operating Supplies and Expense        200        365       11,317
Office Expenses, Phone and Fax        200        330        1,149
Hangar/Tie-down Fees                  600        915       13,132
Maintenance and Repairs               200      2,364       31,465
Advertising, Audit and Legal          200        275        4,277
Pilot and Flying Services             600      1,200       65,418
Miscellaneous/Other Expenses          336        504        9,405
                                   ------     ------     --------
TOTAL OPERATING EXPENSE           $ 2,636    $ 6,623     $ 85,788
                                   ======     ======     ========

Continuation; NOTE 6.

NEW BUSINESS DEVELOPMENT EXPENSES SUMMARY - BY MAJOR CLASSIFICATION:

                                    AUDITED    AUDITED  Cumulative
                                    Yr 2003    Yr 2002     from
CATEGORY DESCRIPTION              $ AMOUNTS  $ AMOUNTS   Inception
-------------------------------    --------   --------   ---------
Contract Services:
 Marketing Consulting Services    $   2,700             $   2,700
 General Consulting Services          3,250                 3,250
 Accounting Services                    975                   975
                                   --------   --------   --------
   Sub Total - Contract Services  $   6,925  $     -0-  $   6,925
                                   --------   --------   --------
Computer Services:
 Computer Systems Design          $   3,050             $   3,050
 Peripheral Comp Syst Enhancement       500                   500
 Misc Office/Operating Expenses       1,250                 1,250
 Advertising Expenses                   800                   800
 Telecom Exp - Phone/Fax/Internet     1,200                 1,200
                                   --------   --------   --------
   Sub Total - Computer Services  $   6,800  $     -0-  $   6,800
                                   --------   --------   --------
TOTAL NEW BUSINESS DEVELOP COSTS  $  13,725  $     -0-  %  13,725
                                   ========   ========   ========

            PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee. . . . . .    $   20.26
Printing and Engraving Expenses     1,500
Legal Fees and Expenses . . . .     3,000
Accounting Fees and Expenses. .     4,000
Miscellaneous . . . . . . . . .     1,000
                                    --------
TOTAL . . . . . . . . . . . . .   $ 9,520.26
                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth particular information for all our securities sold for the past three years, without registration under the Securities Act.

There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

1. On September 25, 2001 we issued Daren Holm 100,000 shares of common stock Silver Bow Antique Aviation for services rendered, valued at par value of $.001. Mr. Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or a director. We do not currently have any employment agreements.

On September 25, 2001 50,000 shares were issued at par value, ($.001) to both Randall a. Baker, Secretary/Director and Norbert Leboeuf,
Controller/Director for services rendered through September 2001.

The above issuance of common stock was made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS

                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT

   3.i      Articles of Incorporation incorporated by reference to Form
            SB-2

   3.ii     By-Laws of Silver Bow incorporated by  reference to Form
            SB-2

   4.i Form of Specimen of common stock incorporated by reference to Form SB-2

5	Consent of Legal Counsel, Jody Walker, Esq. Incorporated by
            reference to Form SB-2

   23       Consent of Independent Auditor, David Winings, CPA

ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Desert, State of California on the 23th day of May 2004.

Silver Bow Antique Aviation
/s/Daren Holm
------------------------------
By: Daren Holm, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                  Capacity                   Date
/s/Daren Holm        President/CEO              5/23/2004
--------------------     Director
Daren Holm


/s/Dempsey Mork         CFO/Director             5/23/2004
--------------------
Dempsey Mork


/s/Norbert Le Boeuf     Controller/Director       5/23/2004
--------------------
Norbert Le Boeuf




1